FOR IMMEDIATE RELEASE

Contact:  Andrew Gordon, President & CEO

Telephone:  (718) 832-0800

Coffee Holding Co., Inc. Announces Investment In New Instant Coffee Venture

STATEN ISLAND, New York – December 1, 2011.  Coffee Holding Co., Inc. (NASDAQ: JVA) (the “Company”) today announced an investment in Global Mark LLC, a new venture focusing on supply of instant coffee and related products.  Under the terms of the agreement with Global Mark, the Company is investing $2.0 million for a 40% interest in Global Mark.  In addition, Global Mark will be providing the Company with preferred pricing on instant coffee for all of the Company’s instant coffee needs.

“We believe that this new venture will be beneficial to our company’s long term growth in a number of ways.  First, it will provide us with direct access to a quality supply of instant coffee products which are integral to our overall product mix to our most important wholesale and retail customers.  Equally as important, by eliminating the middleman, we expect to reduce our annual costs by over 10% on average as compared to our current supply sources. Based on last year’s tonnage, this relationship would have resulted in an estimated savings of $312,000 or approximately $0.05 per share based on 6,385,823 shares of our common stock outstanding,” said Andrew Gordon, President and CEO of the Company.

“In addition, much like our OPTCO transaction back in 2009, we are partnering with a sales organization that has direct ties to both a supply base and a customer base.  We believe this vertically integrated structure will ultimately allow us to grow our customer base, as well as increase both margins and revenues in an area of our business where we have seen a reversal in revenues over the past two years due to an inconsistent source of supply.  We believe this transaction will reverse this negative trend and allow our instant coffee sales to join the growth we have experienced in all the other areas of our business,” added Mr. Gordon.

About Coffee Holding

Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points.  Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy.  The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events.  It is possible that the assumptions made by management for purposes of such statements may not materialize.  Actual results may differ materially from those projected or implied in any forward-looking statements.  Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

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